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                                                                     EXHIBIT 4.2

                        FIRST AMENDMENT TO INVENTORY AND
                       WORKING CAPITAL FINANCING AGREEMENT

     FIRST AMENDMENT TO INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT, dated as of May 31, 1996, by and among INACOM CORP., ("InaCom") and IBM CREDIT CORPORATION ("IBM Credit").

                                    RECITALS

      WHEREAS, InaCom and IBM Credit previously entered into an Inventory and Working Capital Financing Agreement (the "Agreement") dated as of June 29, 1995.

     WHEREAS, InaCom is considering the sale of convertible debentures in an amount not to exceed eighty-six million two hundred fifty thousand dollars ($86,250,000) (the "Debenture").

     WHEREAS, the indebtedness evidenced by the Debenture will be unsecured and subordinated to the indebtedness outstanding under the Agreement.

     WHEREAS, the parties desire to amend the Agreement to clarify certain provisions relating to the Debenture.

     NOW THEREFORE, in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

     1. The Agreement is amended in the following respects:

     a. The amount of the Debenture shall be treated as stockholders' equity of InaCom for purposes of defining "Tangible Net Worth."

     b. The amount of the Debenture shall not be included within the definition of "Total Liabilities" of InaCom.

     c. The Debenture shall only be convertible into common stock of InaCom. Subsections 1a and 1b shall only apply until June 1, 2005, at which time the amount of the Debenture, if not previously converted into common stock of InaCom, shall be included within the definition of "Total Liabilities" of InaCom and shall not be treated as stockholders' equity of InaCom for purposes of defining "Tangible Net Worth."

     2. The principal amount of the indebtedness evidenced by the Debenture will not exceed eighty-six million two hundred fifty thousand dollars ($86,250,000) and shall be unsecured and subordinated to the indebtedness outstanding under the Agreement.


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     3. Except as expressly amended hereby, the parties hereto agree that the
Agreement and all documents and agreements executed in connection therewith are ratified and confirmed and shall continue in full force and effect.

     4. This Amendment may be signed in any number of counterparts each of which shall constitute an original and all of which together shall constitute one and the same document. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of day and year first above written.

     INACOM CORP.                                 IBM CREDIT CORPORATION

              /s/ Gary Goldsberry                        /s/ Paul M Leiba
     By:      Gary Goldsberry                     By:    Paul M Leiba
     Its:     Treasurer                           Its:    Credit Manager

IBM Credit


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                        SECOND AMENDMENT TO INVENTORY AND
                       WORKING CAPITAL FINANCING AGREEMENT

          SECOND AMENDMENT TO INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT, dated as of January 2, 1997, by and among INACOM CORP., ("InaCom") and IBM CREDIT CORPORATION ("IBM Credit").

                                    RECITALS

          WHEREAS, InaCom and IBM Credit previously entered into an Inventory and Working Capital Financing Agreement dated as of June 29, 1995, as amended by the First Amendment to Inventory and Working Capital Financing Agreement dated May 31, 1996.

          WHEREAS, InaCom is considering increasing the size of its asset securitization with Clipper to an amount not exceeding $200,000,000.

         WHEREAS, InaCom is considering entering into certain interest rate swap transactions in the future.

          WHEREAS, the parties desire to amend the Agreement to clarify certain provisions relating to the asset securitization and interest rate swaps.

          NOW THEREFORE, in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

          1.    The Agreement is amended in the following respects:

                a. New  Sections 9.1 and 9.2 are  added to the
                    definition  of "Permitted Indebtedness" as follows:

                     "(9.1) The Purchasers' (as defined in the
                    Receivables Purchase Agreement, as amended, modified or replaced from time to time) or Clipper's investment in IFC in an aggregate principal amount not to exceed $200,000,000;

                    (9.2) Indebtedness owing by the Customer or its Subsidiaries under any Interest Rate Swaps, provided that the aggregate notional amount of all such Interest Rate Swaps does not exceed $150,000,000;"

               b.  A new definition of "Interest Rate Swap" is added
                     as follows:

                    "Interest Rate Swap shall mean any interest
                     rate swap or similar transaction entered


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                     into by the Customer or any Subsidiary to
                     protect against fluctuations in interest rates of Indebtedness owing by the Customer or any Subsidiary."

          2. Except as expressly amended hereby, the Agreement and all documents and agreements executed in connection therewith are ratified and confirmed and shall continue in full force and effect.

          3. This Amendment may be signed in any number of counterparts each of which shall constitute an original and all of which together shall constitute one and the same document. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

     INACOM CORP.                                IBM CREDIT CORPORATION

           /s/ David Guenthner                     /s/ D.E. Diedo
    By:    David Guenthner                    By:  D.E. Diedo
    Its:   Executive Vice President          Its:    RFCM
             & Chief Financial Officer

IBM Credit - 2nd Amendment


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